Exhibit 23.4

W.D. VON GONTEN & CO.

December 18, 2020

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, TX 77002

Re:    Contango Oil & Gas Company, Registration Statement on form S-3

Gentlemen:

The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its report regarding Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue associated with its 37% ownership interest in Exaro Energy III LLC, in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this Registration Statement on Form S-3.

W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN & CO.

/s/ W.D. Von Gonten, Jr.
D.D. VON GONTEN & CO.
W.D. Von Gonten JR
President
Houston, Texas